                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              NEWPORT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              NEWPORT CORPORATION
                               1791 Deere Avenue
                           Irvine, California 92606


                         ----------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 20, 1999

                         ----------------------------


To the Stockholders of Newport Corporation:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Newport Corporation will be held at the Corporate Headquarters, 1791 Deere Avenue, Irvine, California, on May 20, 1999, at 10:00 a.m., for the purpose of considering and acting upon the following:

  1. To elect two Class III Directors to serve for four years.

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business April 2, 1999, will be entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed envelope. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.


                              By order of the Board of Directors

                              /s/ Robert C. Hewitt

                              Robert C. Hewitt
                              Secretary

Irvine, California
April 16, 1999


              Please sign and return the enclosed Proxy promptly.

                              NEWPORT CORPORATION
                               1791 Deere Avenue
                           Irvine, California 92606
                         -----------------------------

                                PROXY STATEMENT

                         -----------------------------


Solicitation and Revocation of Proxies

  The enclosed Proxy is solicited by the Board of Directors of Newport Corporation (the "Company" or "Newport") for use in connection with the Annual Meeting of Stockholders to be held at the Corporate Headquarters, 1791 Deere Avenue, Irvine, California on Thursday, May 20, 1999, at 10:00 a.m., and at any and all adjournments thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

  The persons named as proxies were designated by the Board of Directors (the "Board") and are officers or directors of the Company. Any Proxy may be revoked or superseded by executing a later Proxy or by giving notice of revocation in writing prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of the Proxy. All Proxies that are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the Proxy. If a choice is not specified in the Proxy, the Proxy will be voted FOR election of the director nominees listed below (Proposal 1) and FOR ratification of the Company's appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1999 (Proposal 2). An automated system administered by the Company's transfer agent will tabulate votes cast for the Annual Meeting. A majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. In determining whether a proposal has been approved, abstentions are counted as votes against a proposal and broker non-votes are not counted.

  If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment. The Company does not know of any matters other than those set forth above that will be presented at the Annual Meeting.

  This Proxy Statement and the accompanying Proxy are being mailed to stockholders on or about April 16, 1999. The entire cost of the solicitation of Proxies will be borne by the Company. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit Proxies personally or by telephone, fax, telegraph or cable. The Company has retained D. F. King & Co. to assist in the solicitation of Proxies for a fee estimated to be $4,500, plus out-of-pocket expenses. In addition, the Company has agreed to indemnify D.F. King & Co. against any losses or liabilities arising out of D.F. King & Co.'s fulfillment of the contract, except for such losses or liabilities arising out of D.F. King & Co.'s own negligence or willful misconduct.

Voting at the Meeting

  As of April 2, 1999, the record date of the meeting, the Company had outstanding 9,174,773 shares of Common Stock. Each share of Common Stock is entitled to one vote. A majority of the shares of the Company's Common Stock present or represented and entitled to vote at the meeting is required to approve each proposal presented at the meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

  The Articles of Incorporation (the "Articles") of the Company provide that the members of the Company's Board be divided into four classes serving staggered four-year terms. The Articles also provide that there shall be not less than five and not more than nine directors, the exact number to be fixed from time to time by the Board of Directors. The current authorized number is seven. One class of directors is elected each year for a term extending to the fourth succeeding Annual Meeting after such election.

  At the 1999 Annual Meeting, two directors, constituting the Class III directors, will be elected to hold office for a term expiring at the Annual Meeting in 2003.

  It is the intention of the persons named in the enclosed Proxy to vote to elect C. Kumar N. Patel and Kenneth F. Potashner as the Class III directors to serve for a term expiring at the Annual Meeting in 2003. Dr. Patel is currently a Class IV director, serving for a term extending until the 2000 Annual Meeting. Upon his election as a Class III director, there will be one vacancy in Class IV and the Board is seeking candidates to fill such vacancy. Such vacancy is not eligible to be filled at the 1999 Annual Meeting. The five remaining directors will continue in office, in accordance with their previous elections, until the expirations of the terms of the classes at the 2000, 2001 or 2002 Annual Meetings, as the case may be.

  The holders of a plurality of the shares of the Company's Common Stock present or represented and entitled to vote at the meeting shall have the right to elect the directors. The Proxies may not be voted for a greater number of persons than the number of nominees named.

  The nominees have indicated that they are willing and able to serve as directors if elected. If the nominees should become unable or unwilling to serve, it is the intention of the persons designated as proxies to vote instead, in their discretion, for such other persons as may be designated as nominees by the Board.

  The Board of Directors recommends a vote "FOR" the nominees listed below.

                                   Class III
          (Directors nominated for office with terms expiring in 2003)

            Name                             Principal Occupation                   Age              Director Since
----------------------------   ------------------------------------------------   --------   ------------------------------
C. Kumar N. Patel              Vice Chancellor - Research, University of            60                  1986
                                 California at Los Angeles
Kenneth F. Potashner           President, Chief Executive Officer and               41                  1998
                                 Chairman, S3 Incorporated

  Dr. Patel was elected to the Board in January 1986. Dr. Patel has been in his current position since 1993. From 1961 to 1993, Dr. Patel was employed by AT&T Bell Laboratories, a telecommunications corporation, in various positions, including Executive Director - Research, Materials Science, Engineering and Academic Affairs Division from 1987 to 1993 and Executive Director, Physics and Academic Affairs Division from 1981 to 1987.

  Mr. Potashner was appointed to the Board in October 1998 to fill a vacancy in class III. He has held his current position with S3 Incorporated, a supplier of multimedia acceleration hardware and associated software, since November 1998. Mr. Potashner is also Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of pulsed power based systems and components. From 1996 to October 1998 he was also President and Chief Executive Officer of Maxwell Technologies. Mr. Potashner was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a storage system corporation, from 1994 to 1996. From 1991 to 1994, he was Vice President, Worldwide Product Engineering for Quantum Corporation, a disk drive corporation. From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a computer corporation, culminating in the position as Vice President of Worldwide Product Engineering in 1991.

Biographical Information for Directors Continuing in Office

  Biographical information follows for each of the other directors of the Company whose present terms will continue after the 1999 Annual Meeting.

                                    Class I
          (Directors continuing in office with terms expiring in 2001)

            Name                             Principal Occupation                    Age               Director Since
----------------------------   ------------------------------------------------   ----------   ------------------------------
Robert G. Deuster              Chairman, President and Chief Executive Officer        48                  1996
John T. Subak                  Counsel, Dechert Price & Rhoads                        70                  1992

  Mr. Deuster joined the Company as President and Chief Executive Officer in May 1996 and, in June 1997, became Chairman of the Board. From 1985 to 1996 Mr. Deuster served in various senior management positions at Applied Power, Inc., an international manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company's Medical Systems Group.

  Mr. Subak has served as Counsel for Dechert Price & Rhoads, a national law firm, since January 1994. From 1976 to 1994 Mr. Subak was Director, Group Vice President and General Counsel for Rohm and Haas Company, an international chemical products company.

                                    Class II
          (Directors continuing in office with terms expiring in 2002)

            Name                             Principal Occupation                   Age              Director Since
----------------------------   ------------------------------------------------   --------   ------------------------------
R. Jack Aplin                  Independent Investor                                   67              1989
Robert L. Guyett               President and Chief Executive Officer, Crescent        62              1990
                               Management Enterprises

  From 1989 to the present Mr. Aplin has been an independent investor. Mr. Aplin was Chairman of the Board, President and Chief Executive Officer of Spectramed, Inc., an international medical products company, from 1986 to 1989.

  Since April 1996, Mr. Guyett has been President and Chief Executive Officer of Crescent Management Enterprises, LLC, a financial management and investment advisory services firm. From May 1995 to December 1996, he was a consultant to Engelhard Corporation, an international specialty chemical and precious metals company. Between September 1991 and May 1995, Mr. Guyett served as Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Engelhard Corporation. From January 1987 to September 1991 he was the Senior Vice President and Chief Financial Officer and a member of the Board of Directors of Fluor Corporation, an international engineering and construction firm.

                                    Class IV
           (Director continuing in office with term expiring in 2000)

            Name                             Principal Occupation                   Age              Director Since
----------------------------   ------------------------------------------------   --------   ------------------------------
Richard E. Schmidt             Independent Investor                                  67                  1991

  Mr. Schmidt has been an independent investor since June 1997. He joined the Company as Chairman and Chief Executive Officer in September 1991, and held such positions until his retirement therefrom in June 1997 and May 1996, respectively. From August 1993 until February 1995 and from November 1995 until May 1996, he held the additional position of President of the Company. From September 1984 to December 1990, Mr. Schmidt was President and Chief Executive Officer of Milton Roy Company, an international manufacturer of measuring instruments and systems, and served as its Chairman from 1986 to 1990. From December 1990 to September 1991, he served as a consultant to Sundstrand Corporation, an aerospace and power transmission corporation.

  The following directors presently serve as directors of the following public corporations:

                     Kenneth F. Potashner        S3 Incorporated, a supplier of multimedia acceleration
                                                   hardware and associated software; and

                                                 Maxwell Technologies, Inc., a manufacturer of
                                                   pulsed power based systems and components

                      Richard E. Schmidt         Hycor Biomedical Inc., a manufacturer of
                                                  medical diagnostic products

Committees and Meetings of the Board

  The Board held four meetings during 1998. Each of the directors attended at least 75% of the meetings of the Board and committees of the Board during 1998.

  During 1998 the Audit Committee met two times. The committee, comprised of Messrs. Guyett (Chairman), Patel and Subak, has the responsibility to review and approve the scope and results of the annual audit; to recommend to the Board the appointment of the independent auditors; to review with the independent auditors the Company's financial staff and the adequacy and effectiveness of the Company's systems and internal financial controls; to discuss with management and the independent auditors the content of financial statements presented to stockholders; to review significant changes in accounting policies; to investigate reports of illegal acts involving the Company; and to provide sufficient opportunity for the independent auditors to meet with the committee without management present.

  The Compensation Committee, comprised of Messrs. Aplin (Chairman) and Subak, held one meeting during 1998 and has the responsibility for oversight of the Company's stock option plans, reviewing and evaluating the Company's compensation programs and plans, and making recommendations concerning compensation for key personnel and amendments to the stock option and certain compensation plans.

  Stockholders may recommend nominees for election as directors by writing to the Chief Executive Officer of the Company.

                               EXECUTIVE OFFICERS

  As of April 2, 1999, the Company has six executive officers elected on an annual basis to serve at the pleasure of the Board:


Robert G. Deuster                                            President and Chief Executive Officer
Jeffrey L. Cannon                                            Vice President and General Manager, Precision Motion
                                                               and Metrology Systems Division
Alain Danielo                                                Vice President, Europe Operations
Robert C. Hewitt                                             Vice President, Chief Financial Officer and Secretary
Robert J. Phillippy                                          Vice President and General Manager, Science and
                                                               Laboratory Products Division
Gary J. Spiegel                                              Vice President, Sales

  A biographical summary regarding Mr. Deuster has been presented earlier. Biographical information on other executive officers follows:

                        Names and Principal Occupation                                             Age
                        ------------------------------                                             ---
Jeffrey L. Cannon                                                                                   40
      Mr. Cannon joined the Company in April 1995 as Director, Klinger Systems
      Group. In January 1996 Mr. Cannon was promoted to the position of General
      Manager, Precision Motion Systems Division. In November 1996 Mr. Cannon
      was elected Vice President and General Manager with additional responsibility for MikroPrecision Instruments, Inc., the Company's
      subsidiary acquired in 1996. In January 1998, he was also assigned responsibility for RAM Optical Instruments, Inc., a wholly-owned subsidiary, at which time the division was renamed the Precision Motion and Metrology Division. Prior to joining the Company, from 1990 to 1995,
      Mr. Cannon was Senior Marketing Manager at Coherent, Incorporated, a laser systems manufacturer, which he joined in 1979.

Alain Danielo                                                                                       53
      Mr. Danielo joined the Company in January 1995 as President and General
      Manager of the Company's French subsidiary Micro-Controle S.A. In November
      1995 he was elected Vice President with responsibility for the Company's
      Europe Operations. Prior to joining the Company, Mr. Danielo was Managing
      Director of the Electronics Division of Valeo S.A., an automobile parts company, from 1989 to 1995. From 1985 to 1989 he was General Manager of
      Molex France S.A.R.L., a manufacturer of electronic components.

Robert C. Hewitt                                                                                    53
      Mr. Hewitt joined the Company in January 1987 as Vice President with responsibility for finance. In February 1987, he was elected to the additional positions of Secretary and Treasurer and in January 1989 he was
      elected Senior Vice President. In February 1995 he was elected to the position of Vice President and Chief Financial Officer. From February 1987
      to November 1991 and from February 1994 to November 1995 he served as
      Treasurer. Prior to joining the Company, Mr. Hewitt held various financial management positions with General Electric Company, an international industrial and consumer products company.

Robert J. Phillippy                                                                                 38
      Mr. Phillippy joined the Company in April 1996 as Vice President and
      General Manager of the Company's Science and Laboratory Products Division.
      Prior to joining the Company, Mr. Phillippy was Vice President at Square D
      Company, an electrical equipment manufacturer, from 1994 to 1996. He joined Square D Company in 1984 as a sales engineer and held various sales and marketing management positions with that company prior to his election as Vice President in 1994.

Gary J. Spiegel                                                                                     48
     Mr. Spiegel was elected Vice President with responsibility for domestic sales in June 1992. During 1997 he was assigned additional responsibility for export sales as well as for sales of MikroPrecision Instruments, Inc.
     Previously, Mr. Spiegel was Vice President, with responsibility for sales and marketing, of Klinger Scientific Corporation, a subsidiary of the
     Company acquired in June 1991.

                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information as of April 2, 1999, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding common stock, each director, each executive officer named on the Summary Compensation Table and other current executive officers who own shares of common stock, and all directors and current executive officers of the Company as a group:


                                                                                 Amount and nature of        Percent
                     Name and address of beneficial owners                       beneficial ownership(1)     of Class
                     -------------------------------------                     ---------------------------   --------
Prudential Insurance Company of America..............................................    699,900(2)              7.63
751 Broad Street, Newark, NJ  07102-3777
Franklin Resources, Inc..............................................................    530,430(2)              5.78
777 Mariners Island Boulevard, San Mateo, CA 94403-7777
Royce & Associates, Inc..............................................................  486,400(2)(3)             5.30
1414 Avenue of the Americas, New York, NY 10019
R. Jack Aplin........................................................................      9,000(4)                 *
Jeffrey L. Cannon....................................................................     20,072(5)                 *
Alain Danielo........................................................................     53,769(6)                 *
Robert G. Deuster....................................................................    147,450(7)              1.59
Robert L. Guyett.....................................................................     45,000(8)                 *
Robert C. Hewitt.....................................................................    134,223(9)              1.45
C. Kumar N. Patel....................................................................     39,000(10)                *
Robert J. Phillippy..................................................................     31,905(11)                *
Kenneth F. Potashner.................................................................      5,000                    *
Richard E. Schmidt...................................................................    259,241(12)             2.76
Gary J. Spiegel......................................................................     39,922(13)                *
John T. Subak........................................................................     43,000(14)                *
All 12 directors and current executive officers of the Company as a group............    827,582(15)             8.46

----------------------
*  Less than one percent.
(1) This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each beneficial owner has sole voting and investment power with respect to the shares shown as beneficially owned by him, subject to community property laws where applicable, the information contained in the footnotes to this table or otherwise as noted herein.
(2) The information is based upon data provided to the Company including filings made with the Securities and Exchange Commission on Schedules 13D or 13G.
(3) Royce & Associates, Inc. ("Royce"), Royce Management Company ("RMC"), and Charles M. Royce. Mr. Royce may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to beneficially own the shares of Common Stock of Newport Corporation beneficially owned by Royce and RMC. Mr. Royce does not own any shares outside of Royce and RMC, and disclaims beneficial ownership of the shares held by Royce and RMC.
(4) Consists of 9,000 shares for options exercisable within 60 days.
(5) Includes 8,000 shares for options exercisable within 60 days.
(6) Includes 42,125 shares for options exercisable within 60 days.
(7) Includes 107,500 shares for options exercisable within 60 days.
(8) Includes 39,000 shares for options exercisable within 60 days.
(9) Includes 82,250 shares for options exercisable within 60 days.
(10)Consists of 39,000 shares for options exercisable within 60 days.
(11)Includes 16,250 shares for options exercisable within 60 days.
(12)Includes 203,000 shares for options exercisable within 60 days.
(13)Includes 18,000 shares for options exercisable within 60 days.
(14)Includes 40,000 shares for options exercisable within 60 days.
(15)Includes 604,125 shares for options exercisable within 60 days.

                        EXECUTIVE COMPENSATION AND OTHER
                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

Remuneration of Officers and Others

  The following table and narrative text discusses compensation paid in the years ended December 31, 1998, 1997 and 1996 to the Company's Chief Executive Officer and the five other executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                        Annual Compensation          Compensation Awards
                                                   -----------------------------------------------------------------------

                                                                     Other Annual                 Securities     All Other
                                                                        Compen-     Restricted    Underlying      Compen-
Name and                                            Salary     Bonus    sation      Stock Awards   Options        sation
Principal Position                           Year    ($)       ($)      ($)(1)        ($)(2)         (#)          ($)(3)
--------------------------------------------------------------------------------------------------------------------------
Robert G. Deuster (4)                        1998   281,904   160,000   28,402              0      100,000         9,600
---------------------                        1997   265,000   335,000   21,520         87,500       15,000         9,550
Chairman, President and Chief Executive      1996   162,404   125,876    7,050        192,500      100,000       142,497
 Officer

Jeffrey L. Cannon                            1998   158,173    17,050   12,877        133,750       25,000         9,600
-----------------                            1997   130,000    44,563    7,200              0        5,000         9,550
Vice President and General Manager,          1996   119,643    36,860    1,200              0        4,000        15,274
 Precision Motion and Metrology Systems
 Division

Alain Danielo (5)                            1998   161,883    13,500   11,862              0       30,000             0
-----------------                            1997   169,508    30,000    6,002         22,125        8,000             0
Vice President, Europe Operations            1996   183,766    40,566   17,615         60,000        7,500             0

Robert C. Hewitt                             1998   176,826    51,691   18,225              0       30,000         9,600
----------------                             1997   169,208   102,201   15,213         17,500        4,000         9,550
Vice President, Chief Financial Officer      1996   163,546    44,840   15,213         40,000        5,000         9,000
 and Secretary

Robert J. Phillippy                          1998   156,904    69,115   14,601        133,750       25,000         9,600
-------------------                          1997   140,000    73,478    9,313         26,250        5,000         9,550
Vice President and General Manager,          1996   103,077    45,771    4,800              0       10,000        98,782
 Science and Laboratory Products Division

Gary J. Spiegel(6)                           1998   151,269    35,000    8,332              0       30,000         9,600
-----------------                            1997   142,692    78,071    2,495         26,250        4,000         9,015
Vice President, Sales                        1996   132,828    57,602        0         24,000        3,000         9,000


(1) Other annual compensation for 1998 consists of the following:


                                      Insurance           Automobile
                                      Premiums            Allowance             Total
                                      ---------           ----------           -------
     Robert G. Deuster                  $20,002              $ 8,400           $28,402
     Jeffrey L. Cannon                    5,677                7,200            12,877
     Alain Danielo                            0               11,862            11,862
     Robert C. Hewitt                    11,025                7,200            18,225
     Robert J. Phillippy                  7,401                7,200            14,601
     Gary J. Spiegel                      6,275                2,057             8,332

(2) Restricted stock was granted on January 2, 1998, January 2, 1997 and January 2, 1996 and vests at 25% per year beginning two years after the grant. Amounts represent fair market value on grant dates. Dividends totaling $0.04 per share were paid on the restricted stock during 1998, the same rate as on the Common Stock. The number of shares and value of restricted stock holdings at December 31, 1998, based on fair market value of $16.875 per share, are as shown below:

                                  Number of         Share Value at
                              Shares Outstanding   December 31, 1998
                              ------------------   -----------------
     Robert G. Deuster             25,000               $421,875
     Jeffrey L. Cannon             10,000                168,750
     Alain Danielo                  8,125                137,109
     Robert C. Hewitt              10,500                177,188
     Robert J. Phillippy           13,000                219,375
     Gary J. Spiegel                7,500                126,563

(3) All other compensation for 1998 consists of contribution by the Company to the 401(k) plan for each Executive Officer except Mr. Danielo, who is not eligible to participate.
(4) Mr. Deuster joined the Company on May 1, 1996, as President and Chief Executive Officer upon the retirement of Mr. Schmidt from those positions. He became Chairman in June 1997.
(5) Mr. Danielo is paid in French francs. The U.S. dollar amounts have been calculated using the average rates for the respective years.
(6) Mr. Spiegel became an Executive Officer in November 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning grants of options to each of the Named Executive Officers during the year ended December 31, 1998. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Newport Common Stock of five percent and ten percent over the term of the options, as set forth in Securities and Exchange Commission ("SEC") rules. The Named Executive Officers will realize no gain on these options without an increase in the price of Newport Common Stock that will benefit all stockholders proportionately.

                    Stock Option Grants in Last Fiscal Year

                                                                                   Potential Realizable Value at Assumed
                          Number of                                                           Annual Rates
                         Securities                                                    of Stock Price Appreciation for
                         Underlying        % oF Total       Exercise                       Ten-Year Option Term(2)
                           Options      Options Granted    Price Per    Expiration        -------------------------
Name                     Granted(1)       to Employees       Share         Date             5%                10%
------------------------------------------------------------------------------------------------------------------------
Robert G. Deuster            100,000         23.50            13.375      01/02/08        841,000         2,132,000
Jeffrey L. Cannon             25,000          5.87            13.375      01/02/08        210,000           533,000
Alain Danielo                 30,000          7.05            13.375      01/02/08        252,000           639,000
Robert C. Hewitt              30,000          7.05            13.375      01/02/08        252,000           639,000
Robert J. Phillippy           25,000          5.87            13.375      01/02/08        210,000           533,000
Gary J. Spiegel               30,000          7.05            13.375      01/02/08        252,000           639,000
-------------------------------------------------------------------------------------------------------------------------
Increase in market value of Newport Common Stock for all stockholders at assumed            5%                 10%
rates of stock price appreciation (as used in the table above) from $13.375 per      (to $21.79/share)   (to $34.69/share)
share, over the ten-year period, based on 9,119,000 shares outstanding at            ----------------    ----------------
December 31, 1998(2).                                                                   $76,736,000        $194,371,000
--------------------------------------------------------------------------------------------------------------------------

(1) Twenty-five percent of the option shares granted in 1998 are exercisable 12 months after the grant date, with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. All options become exercisable on a change-in-control as defined in the optionees' Employment Agreements (described below). The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Newport Common Stock, which will depend on market conditions and the Company's future performance and prospects.

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

  The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during the year ended December 31, 1998, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1998. Also reported are the values for "in-the-money" options that represent the positive spread between the exercise price of existing stock options and the closing price of the Company's Common Stock as of December 31, 1998.

                                                            Number of Unexercised            Value of Unexercised
                                               Value              Options at                In-the-Money Options at
                          Shares Acquired    Realized         December 31, 1998            December 31, 1998 ($)(1)
         Name              on Exercise(#)       ($)      Exercisable   Unexercisable      Exercisable  Unexercisable
-----------------------   ---------------    ---------   -----------   --------------    -----------   -------------
Robert G. Deuster              - 0 -            - 0 -        53,750           161,250         392,969      803,906
Jeffrey L. Cannon              - 0 -            - 0 -         8,500            32,500          72,531      150,594
Alain Danielo                  - 0 -            - 0 -        24,500            46,000         225,312      245,626
Robert C. Hewitt               - 0 -            - 0 -        70,750            37,250         611,031      167,969
Robert J. Phillippy            - 0 -            - 0 -         6,250            33,750          45,781      153,594
Gary J. Spiegel                - 0 -            - 0 -         9,500            35,250          96,203      149,719

(1) Market value of underlying securities at exercise date or year end, as the case may be, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of December 31, 1998, on the Nasdaq National Market was $16.875.


            PERFORMANCE GRAPH FOR FIVE YEARS ENDED DECEMBER 31, 1998

               Comparison of Five Year Cumulative Total Return of
           Newport Corporation with the Nasdaq National Market Index
               and the Scientific Instruments Index published by
                     Media General Financial Services, Inc.



                               [GRAPH GOES HERE]



                                                       1993     1994     1995     1996     1997     1998
                                                      ------   ------   ------   ------   ------   ------
Newport Corporation                                   100.00   148.55   156.51   171.69   272.85   328.19
Scientific Instruments Group Index                    100.00   114.00   156.58   182.81   226.27   227.51
Nasdaq National Market Index                          100.00   104.99   136.18   169.23   207.00   291.96
---------------------------------------------------------------------------------------------------------

  The graph compares the cumulative total shareholder return on a $100 investment in the Company's Common Stock for the five years ended December 31, 1998, with the cumulative total return on $100 invested in each of (i) the Nasdaq National Market Index and (ii) the Scientific Instruments Group Index published by Media General Financial Services, Inc. (A listing of the companies comprising this index is available from the Company.). The graph assumes all investments were made at market value on December 31, 1993 and the reinvestment of all dividends.

Compensation of Directors

  Each outside director is paid an annual fee of $12,000 and is reimbursed for expenses incurred in connection with attending Board meetings. In addition, each outside director is paid $1,000 for each Board meeting attended and $400 for each committee meeting attended, or $600 for the Committee Chairman. Also, each outside director receives annually, on January 1st, options for 4,000 shares of common stock which vest on the anniversary of the grant. Each new outside director receives options on 16,000 shares upon commencement of service as a director, which vest at the rate of 25% per year on each anniversary of the grant. Each director also receives $50,000 life insurance coverage.

Employment Agreements

  The Company has entered into employment agreements with Messrs. Deuster, Cannon, Danielo, Hewitt, Phillippy and Spiegel providing for certain payments and benefits in the event their employment with the Company is terminated within two years of a change of control of the Company, unless such termination is as a result of death, disability or retirement of such officer or is a termination for cause. In such event, each of these officers may be entitled to a severance payment equal to twelve months of such officer's highest salary during the one-year period preceding termination plus a bonus payment equal to such officer's incentive compensation bonus paid under the Company's Incentive Plan, or other bonus plans, assuming 100% satisfaction of all performance goals. In addition, the officer would be entitled to the continuation of benefits under the Company's medical, dental and vision plans, and long-term disability insurance for two years, the removal of all restrictions on restricted stock held by the officer, the acceleration of vesting of all stock options, the payment of an amount equal to the difference between the exercise price and fair market price of stock options held by the officer and certain other benefits, including payment of an amount sufficient to offset any "excess parachute payment" excise tax payable by the officer pursuant to the provisions of the Internal Revenue Code or any comparable provision of state or foreign law.

Retirement Agreement

  Effective January 1, 1997, the Company entered into a twelve-month consulting agreement with Mr. Schmidt pursuant to which Mr. Schmidt shall provide advice and consultation regarding strategic planning, management, financial analysis, product planning or other corporate matters. The agreement provides for the payment of $100,000 for the twelve-month term, payable quarterly, which agreement is renewable annually at the option of the Board of Directors for a period not to exceed five years. The Board has renewed such agreement for 1998 and 1999. In the event of a change in control of the Company (as defined in the agreement) while the agreement is in force, the term of the agreement shall automatically be extended to December 31, 2001. The Board renewed the agreement effective January 1, 1999 for a twelve-month period. In addition, the Company has agreed to pay for supplemental health care insurance for Mr. Schmidt for life. The Board also accelerated the vesting of a total of 33,750 unvested options held by Mr. Schmidt effective January 1, 1997.

Indemnification of Officers and Directors

  The Company has entered into agreements (the "Indemnification Agreements") with each officer and director of the Company providing for contractual protection of certain rights of indemnification by the Company.

  The Indemnification Agreements provide for indemnification of officers and directors to the fullest extent permitted by its Articles of Incorporation, By-Laws and applicable law. They cover all fees, expenses, liabilities and losses (including attorney's fees, judgments, fines, and amounts paid in any settlement approved by the Company) actually and reasonably incurred in connection with any investigation, claim, action, suit or proceeding to which the officer or director is a party by reason of any action or inaction in the officer's or director's capacity as an officer or director of the Company or by reason of the fact that the officer or director is or was serving as a director, officer, employee, agent or fiduciary of the Company, or of any subsidiary or division, or is or was serving at the request of the Company as the Company's representative with respect to another entity. Indemnification would not be available, however, for expenses and the payment of profits arising from the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the years ended December 31, 1998 and 1997, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders were complied with.



                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Committee

  The Compensation Committee of the Board of Directors is comprised entirely of non-employee, independent directors, none of whom have served as an executive officer of any entity for which any executive officer of the Company serves as a director or a member of its compensation committee. The Committee is responsible for reviewing, recommending and approving changes to the Company's compensation policies and programs, as applicable to the Company's officers and senior personnel.

Compensation Policy and Objectives

  Our primary goal as members of the Compensation Committee is to assure that the compensation provided to executives is linked to the Company's business strategies and objectives, thereby aligning the financial interest of senior management with that of the stockholders. Beyond that, our priorities are to assure that the executive compensation programs enable the Company to attract, retain and motivate the high caliber executives required for the success of the business. These objectives are achieved through a variety of compensation programs, summarized below, which support the current and long-term performance of the business. The Company has not paid, and does not expect to pay, any qualifying compensation under Section 162(m) of the Internal Revenue Code.

Base Salary

  Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing it with similar executive positions in other companies in the Company's industry. The Committee reviews compensation surveys of similar companies and surveys of national scope encompassing electronics and other high technology organizations. The Company's compensation levels are set at approximately the 50th percentile, or market average. Individual salaries vary based upon the individual's performance and contributions to Company success, time on the job and internal equity. Annual salary adjustments are determined by individual performance within an annual budget approved by the Committee. During February 1998, the Committee approved increases averaging 7.8% and ranging from 0% to 19.2% effective December 1, 1997. In February 1999, the Committee reviewed executive salaries and approved increases averaging 4.9% and ranging from 3.0% to 6.0% effective January 1, 1999. The CEO's salary increase is separately determined and approved by the Committee.

Annual Incentives

  Officers have an opportunity to earn annual incentives ("Incentive Plan") based on performance targets. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. During 1997, the Committee adopted a combined management measure (CMM) that included operating income as the primary measure and also included a second measure related to working capital. The intent of the CMM is to provide an incentive for officers to control working capital. Two executive officers had earnings per share as an additional measure for their annual incentive. Additionally, each officer has a discretionary portion of the annual incentive linked to achievement of individual non-financial goals. The target incentives for each officer range from 40% to 100% of annual salary. For over-achievement of goals, officers can earn up to 200% of the target incentive. For 1998, the Compensation Committee awarded incentive payments based upon performance to specific goals established at the beginning of the year. Specifically, based upon the fact that the Company reached 96% of the target for earnings per share, did not meet the minimum target for certain CMM goals and reached 150% - 200% of other CMM goals, the Compensation Committee awarded incentive payments ranging from 13.5% to 111.5% of the target incentive to executive officers.

Long-Term Incentives

  To further align the interests of stockholders and managers, the Company grants stock options and restricted stock to its employees, including officers and executive officers. Stock options for a total of 425,600 shares were granted to approximately 108 employees, including officers and executive officers, during 1998. The number of shares awarded is established based upon a recommendation by the employee's supervisor and approved by the Compensation Committee. The exercise price for stock options is the fair market value of the stock on the date of the grant. Options generally vest at a rate of 25% per year starting on the first anniversary date of the option grant. In November 1997, the Committee determined that it was desirable to establish greater management equity interest in the Company and decided that the grants to the executive officers for 1998 would be larger than normal with the intent that no additional options would be granted for a two-year period. Therefore, the Committee granted options for a total of 240,000 shares to six executive officers and 20,000 shares of restricted stock to two of such executive officers as of January 2, 1998. Restricted stock grants generally vest at a rate of 25% per year starting on the second anniversary of the restricted stock grant. No additional options have been granted to Executive Officers in 1999.

Compensation of the Chief Executive Officer

  The Chief Executive Officer participates in the compensation program discussed above. His base salary is set, in the same way as other executive officers, as determined by comparable positions in companies of similar size and profitability to the Company in the marketplace. In February 1998, the Committee approved a 5.7% increase effective December 1, 1997. At its February 1999 meeting, the Compensation Committee approved a 5.4% increase effective January 1, 1999.

  Each year the Compensation Committee approves a performance based bonus plan for the Chief Executive Officer. For 1998, the incentive for Mr. Deuster was based on CMM and earnings per share targets and over-achievement incentives established prior to the beginning of the year. He also had a discretionary portion of the annual incentive linked to achievement of non-financial goals also determined prior to the beginning of the year. The Compensation Committee awarded an incentive payment totaling $160,000 based upon the fact that the Company reached 96% of the target for earnings per share and did not achieve the minimum target for his CMM measure and that Mr. Deuster had achieved the non-financial goals in the discretionary portion of the incentive. The Committee also awarded him options for 100,000 shares on January 2, 1998. In order to establish greater management equity interest in the Company, the Committee decided that option grants for 1998 for the Chief Executive Officer would be larger than normal with the intent of issuing no additional options for a two-year period. No additional options have been granted to him in 1999.


Respectfully submitted,

R. Jack Aplin, Chairman
John T. Subak



  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference previous or future filings, including the Proxy Statement, in whole or in part, the preceding report and the Performance Graph on page 9 shall not be incorporated by reference into any such filings.

                                  PROPOSAL TWO
                      APPOINTMENT OF INDEPENDENT AUDITORS

  Ernst & Young LLP was selected to audit the financial statements of the Company as of December 31, 1998, and for the year then ended, and has been selected by the Board of Directors to audit the financial statements of the Company for 1999. Nevada General Corporation Law does not require the approval of the selection of the independent auditors by the Company's stockholders, but in view of the importance of the financial statements to stockholders, the Board of Directors deems it desirable that stockholders pass upon the selection of auditors.

The Board of Directors recommends a vote "FOR" this proposal.

  Proxies received in response to this solicitation will be voted in favor of the approval of such firm unless otherwise specified in the Proxy. A representative of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. If this proposal is not approved the Audit Committee shall reconsider the proposal and submit its recommendation to the Board of Directors.

                             STOCKHOLDER PROPOSALS

  Any stockholder desiring to submit a proposal for action at the 2000 Annual Meeting of Stockholders and presentation in the Company's proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company's offices, 1791 Deere Avenue, Irvine, California 92606, addressed to Robert C. Hewitt, no later than December 18, 1999 in order to be considered for inclusion in the Company's proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer. The Company anticipates that its next annual meeting will be held in May 2000.

  On May 21, 1998, the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

  With respect to the Company's 2000 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company's proxy statement, by March 2, 2000, the Company will be allowed to use its voting authority as described above.

                                 OTHER MATTERS

  The Company has enclosed with this Proxy Statement a copy of the Annual Report to Stockholders for the year ended December 31, 1998.

  Management knows of no other matters to come before the meeting. If, however, any other matter properly comes before the meeting, the persons named in the enclosed Proxy form will vote in accordance with their judgment upon such matter.

  Stockholders who do not expect to attend in person are urged to promptly execute and return the enclosed Proxy.

                                    By order of the Board of Directors

                                    /s/ Robert C. Hewitt

                                    Robert C. Hewitt
                                    Secretary
Irvine, California
April 16, 1999

PROXY
                              NEWPORT CORPORATION
                  1791 Deere Avenue, Irvine, California 92606
            Proxy for Annual Meeting of Stockholders - May 20, 1999

         (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

     The undersigned hereby appoint ROBERT G. DEUSTER and ROBERT C. HEWITT, and each of them, as proxy or proxies for the undersigned, with full power of substitution, who may act by unanimous vote of said proxies or their substitutes as shall be present at the meeting, or, if only one be present, then the one shall have all the powers hereunder, to represent and to vote, as designated on the other side (If no direction is made, this Proxy will be voted FOR Proposals 1 and 2), all of the shares of Newport Corporation (the "Company") standing in the name of the undersigned on April 2, 1999, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 20, 1999, at 10:00 a.m. at the Company's Corporate Headquarters, 1791 Deere Avenue, Irvine, California 92606, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

       (Continued, and to be marked, dated and signed, on the other side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                                   Please mark
                                                   your votes as
                                                   indicated in
                                                   this example


The Board of Directors recommends a vote FOR Items 1 and 2.


                                                     WITHHELD
                                          FOR        FOR ALL                                   FOR         AGAINST        ABSTAIN
ITEM 1.- ELECTION OF DIRECTORS                                  ITEM 2 - APPOINTMENT
      NOMINEES:                                                          OF INDEPENDENT
      CLASS III:  KENNETH F. POTASHNER                                   AUDITORS
                  C. KUMAR PATEL

WITHHELD FOR: (Write that nominee's name
in the space provided below).
_________________________________________


   Signature(s) ________________________________________   Date _____________
              NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


--------------------------------------------------------------------------------

                                       2